Exhibit 99.1

ABM INDUSTRIES to Acquire GCA Services Group,

a Facility Services Leader in the Education and Commercial Industries

Aligns with 2020 Vision of Long-Term Profitable Growth

Increases Annual Revenues by Approximately $1.1 Billion and Adjusted EBITDA by Approximately $100 Million

Estimated Cost Synergies of Approximately $20 Million to $30 Million

NEW YORK, NY – July 12, 2017 - ABM (NYSE:ABM) (“the Company”), a leading provider of facility solutions, today announced it has entered into a definitive agreement to acquire GCA Services Group (“GCA”) from affiliates of Thomas H. Lee Partners, L.P. and Goldman Sachs Merchant Banking Division for approximately $1.25 billion in cash and stock.

GCA is a leading provider of facility services in the education and commercial industries, specializing in facilities maintenance, janitorial services, grounds management, vehicle services and outsourced workforce solutions. With over 37,000 employees in 46 states, the District of Columbia, and Puerto Rico, GCA is headquartered in Cleveland, OH.

Scott Salmirs, President and Chief Executive Officer of ABM Industries, commented, “This transformative and accretive acquisition will accelerate our 2020 Vision by creating a broader platform upon which we can grow profitably and further distinguish ABM as an industry-focused solutions provider. We look forward to gaining insights from GCA, a well-established industry leader with top talent. GCA’s client-centric goals and philosophies align closely with those of ABM, and we are excited about the value this combination will bring to our clients, our employees and our shareholders.”

Bob Norton, Chairman, President and Chief Executive Officer of GCA, commented, “We are excited to be joining the ABM family, which will allow us to better serve our clients with more services and greater reach. We believe our combination with a company that shares our vision for profitable growth will lead to significant long-term value for all stakeholders.”

Strategic Rationale

The acquisition aligns with the core principles of ABM’s 2020 Vision strategy of achieving long-term profitable growth:

•	Industry-Focused Approach: The Company and GCA have complementary organizational structures by industry group and the combination will enhance ABM’s presence in the Education market and Commercial industry. The combined expertise in these areas will reinforce ABM’s 2020 Vision evolution from a facility solutions provider managed by service line to an industry-focused organization.

•	Profitable Growth: GCA has a demonstrated track record of longstanding revenue growth and profitability driven by its industry-focused operational strategies. The acquisition is expected to increase the overall margin profile of ABM and to solidify the Company’s 2020 Vision-driven, client-centric structure and strategy for long term profitable growth.
•	The ABM Way: The transaction will provide a broader platform for ABM to implement its standard operating practices, which, when combined with the best-in-class operations of GCA, will enhance the Company’s capabilities for its clients, and accelerate cross-selling of its Technical Solutions and specialty engineering services.
•	Valuable Synergies: The acquisition is expected to produce cost synergies in overhead and procurement, while also enabling greater efficiencies in areas such as shared services and IT.

Financial Highlights

The acquisition of GCA is expected to accelerate ABM’s ability to enhance long-term shareholder value. While ABM intends to provide greater detail surrounding the long-term financial impact of the transaction after the acquisition closes, ABM expects:

•	Revenue contribution of approximately $1.1 billion and adjusted EBITDA of approximately $100 million, respectively, after the first full year of ownership.
•	Revenue increase of approximately $600 million within the Education industry group, with the remaining $500 million to be allocated to other key industry groups during the integration process.
•	Annualized, run rate cost synergies of approximately $20 million to $30 million, which are expected to be realized by the second full year of ownership.
•	Total debt, including standby letters of credit, of approximately $1.5 billion, and total debt to proforma lender-adjusted EBITDA of approximately 4.0x, as calculated under the Company’s amended credit agreement, which is not expected to impact ABM’s current dividend payment policy.

Transaction Details

Under the terms of the agreement, ABM will acquire GCA for $851 million in cash and $399 million in shares of ABM common stock subject to customary adjustments for working capital and net debt.

The transaction is expected to close by September 2017, subject to customary closing conditions including required regulatory approvals. ABM expects to incur approximately $70 million in one-time, transaction-, synergy-, and integration-related costs.

Following the closing of the transaction, affiliates of Thomas H. Lee Partners, L.P. and Goldman Sachs Merchant Banking Division will own, in the aggregate, approximately 14% of ABM’s outstanding shares and will enter into a shareholders agreement with the Company providing for, among other things, customary standstill and voting obligations, transfer restrictions and registration rights.

Josh Bresler, Managing Director of Thomas H. Lee Partners, L.P., stated, “We would like to thank Bob Norton, the entire GCA management team and the over 37,000 GCA employees for a tremendous partnership. GCA is an incredible company with a proven track record of operating performance, safety and specialty market expertise. We are excited about the growth prospects of GCA as an important part of ABM, and look forward to benefitting from the combined company’s future upside.”

Chris Crampton, Managing Director of Goldman Sachs Merchant Banking Division, said, “The combined company will create a market leader in facilities services, and will enable management to offer its customers additional locations, services, expertise and resources.” Mr. Crampton continued, “We look forward to supporting Scott and the ABM management team as they continue to successfully execute on their 2020 Vision.”

Financing

ABM plans to fund the cash portion of the purchase price and transaction expenses via its amended revolving credit facility, in addition to a five-year amortizing term loan. JPMorgan Chase Bank, N.A. and BofA Merrill Lynch have committed to provide the financing for the transaction.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to ABM. Jones Day and Davis, Polk and Wardwell are serving as its legal advisors.

Goldman Sachs and Kirkland & Ellis LLP are serving as GCA’s financial and legal advisors, respectively.

Fiscal Year Outlook

There are no changes to the Company’s fiscal year outlook at this time. Upon closing, the Company anticipates changes in certain metrics, such as amortization expense and interest expense, given the size of the transaction. The Company also expects to incur certain, one-time transaction, synergy, and integration-related expenses, following the closing of the transaction.

Conference Call

ABM will host a conference call today at 8:30 AM (ET) to discuss the transaction. The live conference call can be accessed via audio webcast under the "Events & Presentations" section of ABM's Investor Relations website, located at investor.abm.com, or by dialing (877) 451-6152 approximately 15 minutes prior to the scheduled time. A supplemental presentation will be available on the Company's website.

A replay will be available approximately two hours after the recording through July 19, 2017 and can be accessed by dialing (844) 512-2921 and access ID # 13665707. An archive will also be available on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $5.1 billion and over 100,000 employees in 300+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

ABOUT GCA SERVICES GROUP, INC.

GCA Services Group, Inc. is a leading national provider of quality facility services, including janitorial/custodial services, contamination control for cleanroom manufacturing, facilities operations and maintenance, grounds and athletic field management, diversified staffing, and more. With over 37,000 employees, GCA serves over 930 clients in a variety of sectors, including K-12 schools, higher education, corporate office buildings, manufacturing, high-tech, bio-pharmaceutical, nuclear power, defense, energy & utilities, warehouses and distribution centers, the rental car market, and others. For more information, please visit www.gcaservices.com or follow GCA on Twitter, @gcaservices.

ABOUT THOMAS H. LEE PARTNERS, L.P.

Thomas H. Lee Partners, L.P. (“THL”) is one of the world’s oldest and most experienced private equity firms. Founded in 1974, THL has raised over $22 billion of equity capital and invested in more than 140 portfolio companies with an aggregate value of over $150 billion. THL invests in growth oriented businesses, headquartered primarily in North America, across four sectors: Business & Financial Services, Consumer & Retail, Healthcare, and Media, Information Services & Technology. THL partners with portfolio company management to identify and implement operational and strategic improvements to accelerate sustainable revenue and profit growth.

ABOUT GOLDMAN SACHS MERCHANT BANKING DIVISION

Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm. The Goldman Sachs Merchant Banking Division (MBD) is the primary center for the firm’s long-term principal investing activity. With nine offices across seven countries, MBD is one of the leading private capital investors in the world with equity and credit investments across corporate, real estate, and infrastructure strategies. Since 1986, the group has invested approximately $180 billion of levered capital across a number of geographies, industries and transaction types.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements addressing the plan of ABM Industries Incorporated (“ABM” and, together with its subsidiaries, collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”) to acquire GCA Services Group (“GCA”). In this context, we make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: (1) our ability to successfully complete the proposed acquisition of GCA, including satisfying closing conditions; (2) delay in closing the proposed acquisition of GCA; (3) the occurrence of any event that could give rise to termination of the merger agreement; (4) risks inherent in the achievement of cost synergies and the timing thereof; (5) risks related to the disruption of the proposed acquisition to GCA and its management; (6) the effect of announcement of the proposed acquisition on GCA’s ability to retain and hire key personnel and maintain relationships with clients, suppliers and other third parties; (7) our ability to successfully integrate GCA if the proposed acquisition is completed, including whether and to what extent the proposed acquisition will be accretive and within the expected timeframe; (8) changes to our businesses, operating structure, financial reporting structure, or personnel relating to the implementation of our 2020 Vision strategic transformation initiative; (9) increases in estimates of ultimate insurance losses; (10) uncertainty in future cash flows; (11) challenges preserving long-term client relationships, passing through costs to clients, responding to competitive pressures, and retaining qualified personnel; (12) impairment of goodwill and long-lived assets; (13) changes in immigration laws or enforcement actions or investigations under such laws; (14) significant delays or reductions in appropriations for our government contracts; (15) losses or other incidents at facilities in which we operate; and (16) liabilities associated with participation in multiemployer pension plans. The list of factors above is illustrative and by no means exhaustive. Additional information regarding these and other risks and uncertainties we face is contained in our Annual Report on Form 10-K for the year ended October 31, 2016 and in other reports we file from time to time with the Securities and Exchange Commission (including all amendments to those reports). We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward- looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

The Company has presented, in this press release, an estimate for GCA’s adjusted EBITDA contribution and total debt to proforma lender-adjusted EBITDA, which includes an estimate for adjusted EBITDA related to GCA. Adjusted EBITDA is a non-GAAP financial measure which represents earnings before interest, taxes, depreciation, amortization and other adjustments. Lender-adjusted EBITDA is a non-GAAP financial measure utilized in the financial covenants contained in the Company’s credit agreement. GCA uses adjusted EBITDA as a measurement of financial results and as an indication of the relative strength of operating performance. The Company's estimate of GCA’s adjusted EBITDA and lender-adjusted EBITDA are based only on projected financial information available as of the date hereof. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and reflect other adjustments. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of information concerning amounts of certain items excluded from adjusted EBITDA and lender-adjusted EBITDA, such as amortization and taxes and items impacting comparability, which are not determinable on a forward-looking basis at this time.

Contact:
Investor & Media Relations:	Susie A. Choi
(212) 297-9721
susie.choi@abm.com